JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities — Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the EURO STOXX 50® Index, the Russell 2000® Index and the Nasdaq-100® Technology Sector IndexSM due April 6, 2029

Fact Sheet dated March 6, 2026 to Preliminary Pricing Supplement dated March 6, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Indices:	EURO STOXX 50® Index (Bloomberg ticker: SX5E), Russell 2000® Index (Bloomberg ticker: RTY) and Nasdaq-100® Technology Sector IndexSM (Bloomberg ticker: NDXT)
Pricing Date[1]:	March 31, 2026
Issue Date[1]:	April 6, 2026
Stated Maturity Date[1,2]:	April 6, 2029
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the closing level of the lowest performing Index on any call date is greater than or equal to its starting level, the securities will be automatically called for the principal amount plus the call premium applicable to the relevant call date. See “Call Dates and Call Premiums” on page 2.
Call Dates[1,2] and Call Premiums:	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately at least 17.00% per annum. See “Call Dates and Call Premiums” on page 2.
Call Settlement Date[1,2]:	Three business days after the applicable call date, provided that the call settlement date for the final call date is the stated maturity date
Maturity Payment Amount (per Security):

If the securities are not automatically called:

•      if the ending level of the lowest performing Index on the final calculation day is greater than or equal to its threshold level: $1,000; or

•      if the ending level of the lowest performing Index on the final calculation day is less than its threshold level:

$1,000 + ($1,000 × index return of the lowest performing Index on the final calculation day)

Lowest Performing Index:	For any call date, the “lowest performing Index” will be the Index with the lowest index return on that call date.
Starting Level:	For each Index, its closing level on the pricing date
Ending Level:	For each Index, its closing level on the final calculation day
Threshold Level:	For each Index, 75.00% of its starting level
Index Return:	For each Index on any call date, (closing level on that call date – starting level) / starting level
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46660MJV8
Fees and Commissions:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

First Call Date
Thirteenth Call Date
Final Call Date
Maturity Payment Amount
Lowest Performing Index
final call date (call premium: 51.00%)
thirteenth call date (call premium: 34.00%)
first call date (call premium: 17.00%)
contingent downside exposure
for decrease of more than 25%
-25%
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in Closing Level of Lowest Performing Index from Pricing Date to Applicable Call Date

* Assumes a call premium for each call date equal to the minimum call premium for that call date

If the securities are not automatically called and the ending level of the lowest performing Index on the final calculation day is less than its threshold level, you will have full downside exposure to the decrease in the level of that Index from its starting level, and you will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the lowest performing Index on the applicable call date significantly exceeds its starting level. You will not participate in any appreciation of any Index beyond the applicable call premium.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $955.50 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $920.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
http://www.sec.gov/Archives/edgar/data/19617/000121390026024457/
ea0280353-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement.

Call Dates and Call Premiums

Call Date	Call Premium†
April 6, 2027	At least 17.000% of the principal amount
May 6, 2027	At least 18.417% of the principal amount
June 7, 2027	At least 19.833% of the principal amount
July 6, 2027	At least 21.250% of the principal amount
August 6, 2027	At least 22.667% of the principal amount
September 7, 2027	At least 24.083% of the principal amount
October 6, 2027	At least 25.500% of the principal amount
November 8, 2027	At least 26.917% of the principal amount
December 6, 2027	At least 28.333% of the principal amount
January 6, 2028	At least 29.750% of the principal amount
February 7, 2028	At least 31.167% of the principal amount
March 6, 2028	At least 32.583% of the principal amount
April 6, 2028	At least 34.000% of the principal amount
May 8, 2028	At least 35.417% of the principal amount
June 6, 2028	At least 36.833% of the principal amount
July 6, 2028	At least 38.250% of the principal amount
August 7, 2028	At least 39.667% of the principal amount
September 6, 2028	At least 41.083% of the principal amount
October 6, 2028	At least 42.500% of the principal amount
November 6, 2028	At least 43.917% of the principal amount
December 6, 2028	At least 45.333% of the principal amount
January 8, 2029	At least 46.750% of the principal amount
February 6, 2029	At least 48.167% of the principal amount
March 6, 2029	At least 49.583% of the principal amount
April 3, 2029 (the “final calculation day”)	At least 51.000% of the principal amount

† To be provided in the pricing supplement

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•	If the Securities Are Not Automatically Called and the Ending Level of the Lowest Performing Index on the Final Calculation Day Is Less Than Its Threshold Level, You Will Lose More Than 25%, and Possibly All, of the Principal Amount of Your Securities at Maturity.
•	The Potential Return on the Securities Is Limited to the Call Premium.
•	You Will Be Subject to Reinvestment Risk.
•	The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.
•	You Are Exposed to the Risk of Decline in the Level of Each Index.
•	Your Maturity Payment Amount Will Be Determined by the Lowest Performing Index.
•	You Will Be Subject to Risks Resulting from the Relationship Among the Indices.
•	No Interest or Dividend Payments or Voting Rights.
•	Lack of Liquidity
•	The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.
•	The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.
•	Potential Conflicts
•	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.
•	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.
•	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.
•	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.
•	Many Economic and Market Factors Will Impact the Value of the Securities.
•	The Securities Are Subject to Non-U.S. Securities Risk with Respect to the EURO STOXX 50® Index and the Nasdaq-100® Technology Sector IndexSM.
•	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index.
•	An Investment in the Securities Is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index.
•	The Securities Are Subject to Risks Associated with the Technology Sector with Respect to the Nasdaq-100® Technology Sector IndexSM.
•	Any Payment on the Securities Will Depend upon the Performance of Each Index and Therefore the Securities Are Subject to the Risks Associated with Each Index, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.